EXHIBIT 10.1

Agreement for
Director / Manager Services to US Corporations

between

AGROMERKUR AG

Bahnhofstrasse 7, CH-6301 Zug/ZG (Swiss Corporate ID Number CH-170.3.012.864-5)
represented by Hans Wadsack, Member of the Board of Directors

(hereinafter referred to as "Principal")

and

FELIX DANCIU

6011 El Parque Avenue, Las Vegas, NV 89146, USA (Nevada Driver Licence 4100330189)

(hereinafter referred to as "Representative")

concerning

SOFIA REAL ESTATE GROUP, INC.

a Nevada Corporation

(hereinafter referred to as "Company")

PREAMBLE

The Agreement for Director / Manager Services to US Corporations (herein referred to as "Agreement") is made for the administration of the Company. The Representative is able to offer his services as a director and/or manager to the Company and the Principal desires the services that Representative offers. Now therefore the parties hereby agree as follows:

THIS AGREEMENT is made and entered into on OCTOBER 01, 2008, by and between

FELIX DANCIU, (hereinafter referred to as "Representative") and AGROMERKUR AG, (hereinafter referred to as "Principal"), being represented herein by HANS WADSACK, Member of the Board of Directors, who acts as the sole representative of the Principal, which is the shareholder of SOFIA REAL ESTATE GROUP, INC., (hereinafter referred to as "Company") pursuant to this Written Agreement, duly adopted, attached hereto and made a part hereof by reference:

WHEREAS, Representative is able to offer his services as a director and/or manager to the Company and WHEREAS, Principal desires the services that Representative offers, Principal does hereby nominate, authorize and appoint Representative, to act as the DIRECTOR, PRESIDENT, SECRETRAY and TREASURER of SOFIA REAL ESTATE GROUP, INC. and Representative agrees to accept such appointment under the following terms and conditions.

A.       Term: That Representative shall act as the DIRECTOR, PRESIDENT, SECRETARY and TREASURER of SOFIA REAL ESTATE GROUP, INC. on behalf of Principal for a period of ONE YEAR (12 MONTHS), commencing upon the date of the execution of this Agreement and continuing until the anniversary date of this Agreement. Representative is DIRECTOR, PRESIDENT, SECRETARY, and TREASURER of the Company and has no other powers or responsibilities than as described in Section Cl — C10. He will not have any financial or management interest in the Company and cannot and will not enter into any business agreement or financial or moral commitment on behalf of the Company. This Agreement may be renewed or extended by the adoption of a Shareholder Resolution, adopted by a majority of the shareholders or by the adoption of a Board Resolution of the Company and presented in writing, to Representative, within thirty (30) days of the expiration of the original term of this Agreement, or any extensions thereof. This Agreement may be terminated unilaterally, by either party hereto, upon delivery of a thirty (30) day written notice of unilateral termination to the other party hereto by certified mail, sent to the address of record, as hereinafter defined. Unilateral termination shall not give rise to a return of any fees paid to Representative as hereinafter described.

B.       Compensation: Principal hereby agrees to pay Representative a base fee of TEN THOUSAND (USD 10,000) UNITED STATES DOLLARS for his services for the initial one year term of this Agreement. (Ordinary services are described in Section Cl — C7. Services performed pursuant to sections C8 — C10 and any other services required or requested by Principal, shall be termed as extraordinary services.) Additionally to the base fee, Representative will receive a one-time, non-recurring success fee of FIFTY THOUSAND (50,000) SHARES of Company. The performance of extraordinary activities performed by Representative, upon request and on behalf of Principal, is subject to an hourly fee of USD 100 PER HOUR, unless otherwise agreed to in writing between the parties hereto.

For each renewal or extension period of this Agreement, Representative shall notify Principal, in writing, thirty (30) days prior to the expiration date, of any fee increase it will require for the renewal or extension period.

C.       Duties: The services to be performed by Representative shall include, but are not limited to the following:

1.
to prepare and submit all filings and reports to the State of Nevada to incorporate Company as a corporation and to make all necessary filings in connection therewith and to make all filings required to keep Company in good standing as a corporation in Nevada;

2.	to secure a U.S. tax identification number for Company;

3.
to monitor accounting and tax matters for Company as follows: An accounting firm shall be retained by Company for all U.S. tax and accounting matters. The accounting firm will advise Representative of all actions that need to be taken. Representative will advise the Principal and Principal will confirm proposed action if acceptable. Principal acknowledges and recognizes that even though there is no tax on corporate income in the State of Nevada, all income of Company is subject to the reporting requirements of the Internal Revenue Code as amended. Principal acknowledges and agrees to furnish the appointed accounting firm information necessary to prepare any returns or filings;

4.
to monitor all audit matters of Company, provided that Company shall select audit firm and Company shall have sole responsibility to provide audit firm all necessary financial statements and documentation requested for audit. Representative cannot guarantee performance of audit firm as firm must act independently of Representative under U.S. accounting rules;

5.	to execute any and all documents and agreements necessary to effect the actions in Cl — C4 above;

6.
to issue shares of stock of Company to those persons designated by Principal, with proviso that Representative is not authorized to issue any shares of stock of Company without prior written instructions from Principal;

7.	to forward to Principal at designated address all written correspondence received;

8.	to exercise discretionary authority under parameters described and defined by Principal, which may be required from time to time;

9.	to perform any lawful, extraordinary activities as required by Principal from time to time, and;

10.	to undertake at direction of Principal any other reasonable action to ensure legal and sound operation of Company.

D.      Warranties: Representative fully warrants the confidentiality of his actions in conjunction with his services. Further, the Directors, Officers, and shareholders of Company agree to hold harmless and indemnify Representative for all actions undertaken on behalf of Principal or Company in conjunction with this Agreement for services, save for actions of fraud and deceit.

E.      Compliance: Failure to comply by Principal with the terms of this Agreement will result in the resignation of Representative, cancellation of this Agreement and notification of resignation to be filed with the Secretary of State.

F.      Integration: The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreement other than those herein expressed.

G.      Entire Agreement: This Agreement embodies the entire agreement and understanding of the parties hereto and unless expressly stated herein, there are no further or other agreements, written or oral, in effect between the parties hereto relating to the subject matter of this Agreement.

H.      Modification only in Writing: This instrument and the agreements contained herein may be amended or modified only by written document form time to time and signed by the party to be charged.

I.      No Relationship Created: Nothing herein shall be deemed or construed to create a partnership, trust or joint venture between the parties hereto and each party is an independent contractor. The parties hereto agree (i) that Representative is neither an agent nor an employee of Principal and may not be construed as such by reason of this Agreement and (ii) that Principal is neither an agent nor an employee of Representative and may not be construed as such by reason of this Agreement.

J.      Supplementary Instruments: Principal shall, upon request of Representative, duly execute and deliver to Representative any instruments or documents and do all things which are required by counsel to Representative to carry into effect the provisions of this Agreement, including, but not limited to, the execution of separate endorsements, assignments, releases and powers of attorney.

K.      Notices: All notices, requests, demands or other communications hereunder shall be in writing and shall be delivered in person or by United States Mail, certified or registered, with return receipt requested, or otherwise actually delivered.

If to Representative, to:	Felix Danciu 6011 El Parque Avenue Las Vegas, NV 89146, USA Cell: +1/213/321.1146 Phone: +1/702/885.8581 Fax: +1/702/973.0200 Email: fdanciu@olivecapital.com

If to Company, to:	SOFIA REAL ESTATE GROUP, INC. 318 N Carson Street, Suite 208 Carson City, NV 89701, USA Phone: +1/775/888.31.81 Fax: +1/775/324.67.88

If to Principal, to:	AGROMERKUR AG Bahnhofstrasse 7 CH-*6301 Zug/ZG Phone: +41/41/710.21.75 Fax: +41/41/711.80.55

Or if requested, to:	UNITED EQUITY CAPITAL AG Poststrasse 3 CH-8001 Zurich/ZH Switzerland Phone: +41/43/344.20.20 Fax: +41/43/344.20.21 Email: mab@uec-ag.com

or such other addresses as the parties hereto have famished in writing per the terms of this Agreement.

L.      Severability: Whenever possible, each provision of this Agreement shall be incorporated in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

M.      Assignability: This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Principal shall not assign this Agreement or any rights hereunder, without limitation, without the prior express written consent of Representative. Principal shall not delegate any duty hereunder, without limitation, without the prior written consent of Representative.

N.      Attorney Fees and Costs: Should any party hereto institute legal proceedings to interpret or enforce any term or provision hereof, then the prevailing party in such action or proceeding shall be entitled to collect from the losing party all costs and expenses incurred in connection with or as a result thereof, including, but not limited to, reasonable attorney's fees.

O. Survival: All representations, warranties, covenants and agreements herein contained on the part of Principal shall survive the termination of this Agreement and shall be effective until the obligations provided for hereunder are paid and performed in full, or longer, as expressly provided herein.

P.      Governing Law and Venue: This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any choice of law provisions. The parties hereto have elected the Courts of the Canton of Zug, Switzerland, as the proper venue for any claims.

Q.      Reliance: All covenants, agreements, representations and warranties made herein by Principal shall, notwithstanding any investigation by Representative, be deemed to be material to and to have been relied upon by Representative and shall survive the execution and delivery of this Agreement.

FURTHERMORE: The Nevada Revised Statutes as currently adopted, allow that the Articles of Incorporation may contain a provision eliminating or limiting personal liability of a Director or Officer of a corporation, or its stockholders, for damages for breach of fiduciary duties, except acts or omissions which include fraud or misconduct. The aforementioned provision shall be incorporated into the Articles of Incorporation of Company.

IN WITNESS WHEREOF: Each party has caused this Agreement, consisting of FIVE (5) PAGES, to be executed in his individual or its corporate name, on its behalf, by its proper officers, duly authorized, on the day and date set forth above.

October 01, 2008 Principal AGROMERKUR AG /s/ Hans Wadsack Signature of Hans Wadsack, Director	October 01, 2008 Representative FELIX DANCIU /s/ Felix Danciu Signature of Felix Danciu